As filed with the Securities and Exchange Commission on August 26, 2011

Registration No. 333-117311

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INNOVARO, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-3603677
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2109 Palm Avenue

Tampa, Florida 33605

(813) 754-4330

(Address and telephone number of registrant’s principal executive offices)

INNOVARO, INC. EQUITY COMPENSATION PLAN

(FORMERLY KNOWN AS UTEK CORPORATION AMENDED AND RESTATED NON-QUALIFIED

STOCK OPTION PLAN)

(Full title of the plan)

Sam Reiber, Esq. Vice President and General Counsel Innovaro, Inc. 2109 Palm Avenue Tampa, Florida 33605 (813) 754-4330 (Name, address and telephone number of agent for service)	Copy to: Harry S. Pangas, Esq. Sutherland Asbill & Brennan LLP 1275 Pennsylvania Ave., N.W. Washington, D.C. 20004 (202) 383-0100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

Innovaro, Inc. (the “Registrant”) filed a registration statement on Form S-8 (File No. 333-91724) (the “Initial Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on July 1, 2002 to register 250,000 shares of its common stock issuable under the UTEK Corporation Non-Qualified Stock Option Plan (the “Non-Qualified Option Plan”). On July 12, 2004, the Registrant filed with the Commission a registration statement on Form S-8 (File No. 333-117311) (the “Subsequent Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”) to register an additional 65,000 shares of common stock issuable under the Non-Qualified Option Plan. As permitted by General Instruction E to Form S-8 regarding the registration of additional securities of the same class as other securities for which a registration statement filed on Form S-8 relating to an employee benefit plan is effective, the contents of the Initial Registration Statement were incorporated by reference into the Subsequent Registration Statement. As a result, the Registration Statement covered the registration of the issuance of a total of 315,000 shares of the Registrant’s common stock under the Non-Qualified Option Plan.

Effective as of June 7, 2011, the Registrant’s stockholders approved an amendment and restatement of the Registrant’s three then existing equity compensation plans, which included the Non-Qualified Option Plan, as one plan referred to as the Innovaro, Inc. Equity Compensation Plan (the “Equity Compensation Plan”). This Post-Effective Amendment No. 1 to the Registration Statement is being filed to reflect the foregoing change and, consequently, covers the registration of the issuance of a total of 315,000 shares of the Registrant’s common stock under the Equity Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Equity Compensation Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission in accordance with Rule 428 and the requirements of Part I of Form S-8 either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. We will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, we will furnish to the Commission or its staff a copy or copies of all of the documents included in that file. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents:

•	Our Current Reports on Form 8-K filed with the Commission on August 10, 2011, June 9, 2011, April 19, 2011, and April 8, 2011;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Commission on May 10, 2011;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the Commission on August 10, 2011;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 20, 2011; and

•	Our Annual Report on Form 10-K for fiscal year ended December 31, 2010, filed with the Commission on March 30, 2011.

•

The description of the our common stock contained in our registration statement on Form 8-A filed with the Commission on March 22, 2002, including any amendment thereto or report filed for the purpose of updating such description.

Each document filed with the Commission by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document, which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Article 10 of the Registrant’s certificate of incorporation includes such a provision.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article XVII of the Registrant’s Amended and Restated Bylaws includes such a provision.

The above discussion of Section 145 of the Delaware General Corporation Law and the Registrant’s certificate of incorporation and bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Registrant’s certificate of incorporation and bylaws.

The Registrant has obtained insurance policies insuring its directors and officers against some liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on the Registrant’s behalf, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

The Registrant has entered into indemnification agreements with its directors. The indemnification agreements provide, among other things, that the Registrant will indemnify each director in the event that she or he becomes a party, witness or otherwise a participant, or is threatened to be made a party to or witness or participant, in any action or proceeding on account of her or his service as a director, executive officer, employee, agent or fiduciary of the Registrant to the fullest extent permitted by applicable law. Under each indemnification agreement, the Registrant has agreed to pay expenses (including attorneys’ fees) incurred by each director in connection with such action or proceeding. The contractual rights to indemnification provided by the indemnification agreements are subject to the limitations and conditions specified in those agreements, and are in addition to any other rights the directors may have under the Registrant’s bylaws or the Delaware General Corporation Law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as part of this registration statement or incorporated by reference herein.

Exhibit Number	Description of Exhibit

4.1	Innovaro, Inc. Equity Compensation Plan

5.1	Opinion of Sutherland Asbill & Brennan LLP

23.1	Consent of Pender Newkirk & Company

23.2	Consent of Sutherland Asbill & Brennan LLP (contained in the opinion in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page contained in Part II of this registration statement)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 26th day of August, 2011.

INNOVARO, INC.

By:	/s/ Asa Lanum
Name:	Asa Lanum
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Asa Lanum as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any and all amendments (including, without limitation, post-effective amendments) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself or she herself might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on August 26, 2011.

Signature	Title

/s/ Asa Lanum Asa Lanum	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Carole R. Wright Carole R. Wright	Chief Financial Officer (Principal Financial Officer)

/s/ John Micek III John Micek III	Director

/s/ Mark Berset Mark Berset	Director

/s/ Charles Pope Charles Pope	Director

/s/ Mark Radcliffe Mark Radcliffe	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Innovaro, Inc. Equity Compensation Plan

5.1	Opinion of Sutherland Asbill & Brennan LLP

23.1	Consent of Pender Newkirk & Company

23.2	Consent of Sutherland Asbill & Brennan LLP (contained in the opinion in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page contained in Part II of this registration statement)